Exhibit 99.1

J & J Continues to Post Gains; Record Sales and Earnings

    PENNSAUKEN, N.J.--(BUSINESS WIRE)--July 22, 2003--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales and earnings for its third quarter and nine months ended June 28, 2003.
    Sales for the third quarter increased 2% to $102.5 from $100.6 million in last year's third quarter. Net earnings increased 4% to $7.8 from $7.5 million last year. Earnings per diluted share were $.87 for the June quarter compared to $.80 last year. Operating income increased 5% to $12.2 this year from $11.6 million in the year ago period.
    For the nine months ended June 28, 2003, sales increased 3% to $261.1 million from $253.1 million in last year's nine months. Net earnings increased 12% to $12.0 million in the nine months from $10.7 last year. Earnings per diluted share were $1.32 for the nine months compared to $1.16 last year. Operating income increased 11% to $18.6 million from $16.7 million in the year ago period.
    Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented; "While sales of our soft pretzel products were strong for the quarter, we were impacted by very poor weather conditions hampering sales at theme parks and other outdoor venues during the months of May and June. ICEE and our frozen beverage products as well as our frozen desserts at grocery stores were particularly impacted by the poor weather. Continued success of our PRETZEL FILLER products, including recently introduced new sizes, sparked soft pretzel sales. We are planning to introduce several items in 'bite size form' of this 'first of its kind category' into retail supermarket stores in the late summer and fall. Although we are essentially pleased with our overall profitability for the quarter and the nine months - achieved despite a difficult overall business environment and aided by a significant reduction in depreciation expense - we are committed to improving our top line revenues and bottom line going forward."
    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLER and other soft pretzels, ICEE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID(1) and BARQ'S(2) frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE and CAMDEN CREEK cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton and Hatfield, Pennsylvania; Carrollton, Texas and Vernon (Los Angeles), California.

    (1) MINUTE MAID is a registered trademark of The Coca-Cola
        Company.

    (2) BARQ'S is a registered trademark of Barq's Inc.



                             Consolidated Statement of Operations
                           Three Months Ended        Nine Months Ended
                         ----------------------   --------------------
                          June 28,     June 29,   June  28,   June 29,
                            2003        2002         2003      2002
                         ---------   ----------   ---------  ---------
                                         (in thousands)

Net sales                $ 102,529    $100,628     $261,181  $253,137
Cost of goods sold          64,146      64,198      173,857   169,507
                         ---------   ----------   ---------  ---------
  Gross profit              38,383      36,430       87,324    83,630
Operating expenses          26,226      24,825       68,734    66,903
                         ---------   ----------   ---------  ---------
Operating income            12,157      11,605       18,590    16,727
Other income
 (deductions)                   42         (38)         174      (302)
                         ---------   ----------   ---------  ---------
  Earnings before
   income taxes             12,199      11,567       18,764    16,425
Income taxes                 4,391       4,049        6,754     5,749
                         ---------   ----------   ---------  ---------
  Net earnings           $   7,808    $  7,518     $ 12,010  $ 10,676
                         =========   ==========   =========  =========

Earnings per diluted
 share                   $     .87    $    .80     $   1.32  $   1.16
Earnings per basic
 share                   $     .91    $    .85     $   1.38  $   1.22
Weighted average
 number
  of diluted shares          8,937       9,401        9,080     9,213
Weighted average
 number
  of basic shares            8,574       8,840        8,680     8,730

                                           Consolidated Balance Sheets
                                              June 28,   September 28,
                                                2003           2002
                                             ----------- ------------
                                                  (in thousands)

Current assets                                 $ 90,863      $ 75,367
Property, plant & equipment, net                 88,732        94,410
Goodwill                                         45,850        45,850
Other intangibles, net                            1,308         1,539
Other assets                                      2,207         2,870
                                             ----------- ------------
  Total                                        $228,960      $220,036
                                             =========== ============

Current liabilities                            $ 44,373      $ 40,244
Deferred income taxes                            10,806        10,806
Other long term obligations                         519           277
Stockholders' equity                            173,262       168,709
                                             ----------- ------------
  Total                                        $228,960      $220,036
                                             =========== ============



    The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

    CONTACT: J & J Snack Foods Corp.
             Dennis G. Moore, 856/665-9533